Exhibit 99.1
COMPANY NEWS RELEASE

AGCO Corporation
4205 River Green Parkway   Duluth, GA USA 30096-2568
www.agcocorp.com

Telephone 770.813.9200

FOR IMMEDIATE RELEASE
Thursday, February 9, 2006

CONTACT:	Andy Beck
Senior Vice President and
Chief Financial Officer
(770) 813-6083
AGCO REPORTS FOURTH QUARTER RESULTS
Results Impacted by Weaker Markets and Production Cuts
Earnings Improvement Targeted in 2006
     DULUTH, GA — February 9 — AGCO Corporation (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, reported a net loss of $0.71 per share for the fourth quarter of 2005. Adjusted net income, which excludes restructuring and other infrequent expenses and a non-cash deferred income tax adjustment, was $0.30 per share for the fourth quarter of 2005. These results compare to reported net income of $0.52 per share and adjusted net income of $0.52 per share for the fourth quarter of 2004. Net sales for the fourth quarter of 2005 were $1.4 billion, a decrease of approximately 10% compared to the same period in 2004.
     For the full year, reported net income was $0.36 per share in 2005 compared to $1.71 per share in 2004. Adjusted net income, which excludes restructuring and other infrequent expenses, costs associated with a June 2005 bond redemption and a non-cash deferred income tax adjustment, was $1.46 per share for the full year of 2005 compared to adjusted net income, excluding restructuring and other infrequent expenses, of $1.75 per share in 2004. Net sales for the full year of 2005 increased approximately 3% to $5.4 billion.
     In the fourth quarter of 2005, AGCO recorded a non-cash adjustment to increase its valuation allowance against its U.S. deferred income tax assets of $90.8 million, or $1.00 per share. Based on the uncertainty of utilizing the deferred income tax assets, an increase to the valuation allowance was determined to be appropriate in accordance with Statement of Financial Accounting Standards No. 109. This adjustment does not affect the Company’s ability to utilize the deferred income tax assets with future profitability in the U.S.
     “Our focus in the fourth quarter was on generating cash and reducing inventory levels,” stated Martin Richenhagen, President and Chief Executive Officer. “Production levels in the fourth quarter of 2005 were approximately 30% lower than the prior year which allowed us to significantly reduce inventories from third quarter levels. Margin pressures from lower production and other factors along with softer market conditions in Western Europe and South America negatively impacted our fourth quarter operating results. The significant decline in industry demand in South America was the principal cause of our operating income shortfall in 2005.”

     “Although market conditions remain challenging, we believe we are gaining momentum in our key markets,” stated Mr. Richenhagen. “Our retail sales performance in 2005 was a positive sign that our products and core brands are gaining acceptance worldwide. For 2006, our goals are to improve margins and asset returns through the achievement of our cost reduction and inventory management initiatives. In addition, we have a significant range of new products which will be introduced throughout the year that we believe will further enhance our competitive position in a variety of market segments.”
Fourth Quarter and Full Year Results
     For the fourth quarter of 2005, AGCO reported net sales of $1,384.9 million and a net loss of $63.8 million, or $0.71 per share. Adjusted net income, excluding restructuring and other infrequent income and a non-cash deferred income tax adjustment, was $26.9 million, or $0.30 per share. For the fourth quarter of 2004, AGCO reported net sales of $1,534.1 million and net income of $50.7 million, or $0.52 per share. Adjusted net income, excluding restructuring and other infrequent income, in the fourth quarter of 2004 was $50.6 million, or $0.52 per share. The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net (loss) income and (loss) earnings per share for the quarters ended December 31, 2005 and 2004:

	2005			2004
	(in millions, except per share data)
	Income	Net	Earnings	Income
	From	Income	(Loss) Per	From	Net	Earnings
	Operations	(Loss)(1)	Share(1)	Operations	Income(1)	Per Share(1)
As adjusted	$53.5	$26.9	$0.30	$88.3	$50.6	$0.52
Restructuring and other infrequent income(2)	(0.2)	(0.1)	—	(1.0)	(0.1)	—
Deferred income tax valuation allowance adjustment(3)	—	90.8	1.00	—	—	—

As reported	$53.7	$(63.8)	$(0.71)	$89.3	$50.7	$0.52

(1)	Net income (loss) and earnings (loss) per share amounts are after tax (rounding may impact the summation of certain line items).

(2)	The restructuring and other infrequent income recorded in the fourth quarter of 2005 relates primarily to a reversal of previously established provisions associated with the Company’s rationalization of its Finnish tractor manufacturing operations and gains on the sale of property, plant and equipment associated with the Company’s rationalization of its Valtra European sales operations. The restructuring and other infrequent income recorded in the fourth quarter of 2004 primarily related to the reversal of a previously established provision related to the Company’s pension scheme in the U.K., offset by charges incurred associated with the rationalization of the Company’s Randers, Denmark combine manufacturing operations and its Finnish tractor manufacturing operations. See Note 1 to our Condensed Consolidated Financial Statements for further explanation.

(3)	During the fourth quarter of 2005, the Company recognized a non-cash income tax charge of $90.8 million related to increasing the valuation allowance for its U.S. deferred income tax assets.
     For the full year of 2005, AGCO reported net sales of $5,449.7 million and net income of $31.6 million, or $0.36 per share. Adjusted net income, excluding restructuring and other infrequent income, bond redemption costs and a non-cash deferred income tax adjustment, was $136.3 million, or $1.46 per share. For the full year of 2004, AGCO reported net sales of $5,273.3 million and net income of $158.8 million, or $1.71 per share. Adjusted net income, excluding restructuring and other infrequent expenses, for the full year of 2004 was $162.4 million, or $1.75 per share. The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the full years ended December 31, 2005 and 2004:

	2005			2004
	(in millions, except per share data)
	Income		Earnings	Income
	From	Net	Per	From	Net	Earnings
	Operations	Income(1)	Share(1)	Operations	Income(1)	Per Share(1)
As adjusted	$274.7	$136.3	$1.46	$323.6	$162.4	$1.75
Restructuring and other infrequent (income) expenses(2)	—	(0.2)	—	0.1	3.6	0.04
Bond redemption costs(3)	—	14.1	0.15	—	—	—
Deferred income tax valuation allowance adjustment(4)	—	90.8	0.95	—	—	—

As reported	$274.7	$31.6	$0.36	$323.5	$158.8	$1.71

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded during 2005 relate primarily to the gain on sale of machinery and equipment, offset by severance charges, both associated with the rationalization of the Company’s Randers, Denmark combine manufacturing operations. The Company also incurred charges associated with the rationalization of its Finnish tractor manufacturing, sales and parts operations. The restructuring and other infrequent expenses recorded during 2004 primarily related to charges associated with the Randers rationalization, as well as charges associated with various rationalization initiatives in Europe and the U.S. These charges were offset by gains on the sale of property, plant and equipment and restructuring reserve reversals related to the Company’s Coventry, England facility closure (closed in 2003) and a reversal of a previously established provision related to the Company’s pension scheme in the U.K. See Note 1 to our Condensed Consolidated Financial Statements for further explanation.

(3)	On June 23, 2005, AGCO redeemed its $250 million 9 1/2% senior notes due 2008 at a price of approximately $261.9 million, which included a premium of 4.75% over the face amount of the notes. At the time of the redemption, AGCO recorded interest expense for the premium of approximately $11.9 million, or $0.13 per share, and approximately $2.2 million, or $0.02 per share, for the write-off of the remaining balance of the deferred debt issuance costs.

(4)	During the fourth quarter of 2005, the Company recognized a non-cash income tax charge of $90.8 million related to increasing the valuation allowance for its U.S. deferred income tax assets.
     AGCO’s net sales decreased 9.7% for the fourth quarter and increased 3.3% for the full year of 2005. Excluding the impact of currency translation, AGCO’s net sales declined 6.4% during the fourth quarter and increased 1.5% during 2005. Net sales for the fourth quarter were negatively impacted by weaker market conditions in Western Europe and South America. For the full year of 2005, net sales increased primarily in the North America and Europe/Africa/Middle East regions, offset by significant sales declines in South America due to weaker market conditions throughout the year. In the Europe/Africa/Middle East region, net sales in Western Europe were relatively flat compared to the full year of 2004 with increases achieved in Central and Eastern Europe, as well as the Middle East.
     Adjusted income from operations declined $34.8 million for the fourth quarter and $48.9 million for the full year of 2005 compared to 2004. Fourth quarter income from operations was impacted by lower sales, production cuts, and currency impacts particularly related to the strengthening Brazilian Real. For the full year, income from operations declined primarily due to lower income from operations in South America and North America, partially offset by improvements in the Europe/Africa/Middle East region. Operating margins declined in 2005 primarily as a result of reduced margins in South America due to a significant reduction in industry demand and the impact of the strengthening Brazilian Real.
     In AGCO’s Europe/Africa/Middle East operations, income from operations decreased $5.2 million in the fourth quarter and increased $55.7 million for the full year of 2005. Fourth quarter income from operations declined due to an 11% reduction in net sales resulting from weaker market conditions in Western Europe and currency translation. For the full year, the improved operating results were primarily due to stronger operating margins resulting from productivity gains, new product introductions, expense control and pricing.
     Income from operations in AGCO’s South America operations decreased by $21.6 million for the fourth quarter and $89.2 million for the full year of 2005 compared to 2004. Industry demand in South America was significantly below 2004 throughout 2005, resulting in a decline in AGCO’s sales in South America, excluding currency impacts, of approximately 36% for the fourth quarter and 29% for the full year of 2005. In addition to the impact of the sales decline, income from operations in South America was negatively impacted by lower production, unfavorable sales mix and the continued strengthening of the Brazilian Real on sales outside of Brazil.
     In North America, income from operations decreased $9.9 million in the fourth quarter and $15.1 million for the full year of 2005 compared to 2004. Income from operations in the fourth quarter and full year was lower primarily due to higher costs from the impact of the weak dollar on products produced primarily in Brazil, higher warranty costs and increased marketing and engineering expenses related to new initiatives.
     Income from operations in the Asia/Pacific region improved modestly for the fourth quarter and the full year of 2005 compared to 2004 due to higher sales in Asia.
     Regional Market Results
     North America — Industry unit retail sales of tractors for the full year of 2005 were relatively flat compared to the prior year resulting from a decrease in the compact tractor segment, offset by increases in the utility and high horsepower tractor segments. Industry unit retail sales of combines for the full year of 2005 were approximately 1% higher than the prior year. AGCO’s unit retail sales of tractors were higher for the full year of 2005 over 2004, while unit retail sales of combines were lower for 2005 compared to 2004.
     Western Europe — Industry unit retail sales of tractors for the full year of 2005 were approximately 5% lower than the comparable prior year period. For the fourth quarter, retail tractor demand declined approximately 12% versus the prior year. Retail demand for the full year of 2005 improved in Germany and Scandinavia but declined in Spain, France, the United Kingdom and Finland. AGCO’s unit retail sales for the full year of 2005 were relatively flat compared to the prior year.
     South America — Industry unit retail sales of tractors and combines for the full year of 2005 decreased approximately 24% and 58%, respectively, compared to the prior year. Retail sales in the major market of Brazil declined approximately 38% for tractors and 73% for combines for the full year of 2005 compared to 2004. AGCO’s South American unit retail sales of tractors and combines also declined significantly for the full year of 2005 compared to 2004.

     Rest of World Markets — Outside of North America, Western Europe and South America, AGCO’s net sales for the full year of 2005 were approximately 30% higher than 2004 due to higher sales in the Middle East and Eastern Europe.
     Worldwide industry equipment demand declined in 2005 with the largest reductions in Western Europe and South America. In North America, industry demand remained relatively stable supported by solid farm income, although drought conditions in certain areas of the United States impacted demand in the latter part of the year. In Western Europe, industry demand softened in the second half of 2005 as a result of lower agricultural production mainly due to dry weather conditions in Southern Europe, as well as uncertainty related to Common Agricultural Policy farm subsidy reforms. In South America, industry demand declined significantly in 2005 due to drought conditions in Southern Brazil and reduced farm profits resulting from both lower commodity prices and the continued strengthening of the Brazilian Real.
     Outlook
     Worldwide industry equipment demand in 2006 is expected to be modestly below 2005 levels. In North America, record farm income from the previous two years should support demand at relatively high levels in 2006. However, higher fuel and fertilizer input costs and lower crop prices are expected to negatively impact equipment demand compared to 2005. In Western Europe, equipment demand is expected to continue to decline in 2006 resulting from lower commodity prices, higher farm input costs and concerns over subsidy reforms. In South America, equipment demand is expected to remain at low levels due to the impact of the strong Brazilian Real on exports of commodities, high farm debt levels and drought in Argentina.
     AGCO’s net sales for the full year are expected to be slightly below 2005 resulting from lower industry demand, planned dealer inventory reductions and currency translation, partially offset by improved pricing. Despite the expected decline in sales, AGCO is targeting an improvement in its results in 2006 through increased operating margins and lower interest costs. In addition to its goal to improve earnings, AGCO is also targeting improvements in working capital utilization in 2006. AGCO expects to lower its seasonal increases in dealer and Company inventories throughout 2006 by leveling production and dealer deliveries compared to 2005. These actions are expected to have the effect of lowering sales and profits in the first half of 2006 compared to 2005.
     “Through growth and productivity initiatives, we have set a target to improve annual earnings by up to 10% in 2006 and by 10% to 15% annually thereafter,” stated Mr. Richenhagen.
* * * * *
     The Company will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Thursday, February 9, 2006. Interested persons can access the conference call via the Company’s website at www.agcocorp.com. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on the Company’s website.
* * * * *

     Safe Harbor Statement
     Statements which are not historical facts, including projections of future sales, net income, earnings, operating margins, production levels, inventory reductions, working capital utilization, interest costs and market demand and conditions, are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. These forward-looking statements involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2004. The Company disclaims any obligation to update any forward-looking statements.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally will adversely affect us.

•	Our success depends on the introduction of new products which require substantial expenditures.

•	We depend on suppliers for components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell our products.

•	A majority of our sales and manufacturing takes place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	Currency exchange rate and interest rate changes can adversely affect the profitability of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	Our labor force is heavily unionized, and our contractual and legal obligations under collective bargaining agreements and labor laws subject us to the risks of work interruption or stoppage and could cause our costs to be higher.

•	We have significant pension obligations with respect to our employees.

•	We are subject to fluctuations in raw material prices and availability, which may cause delays in the production of our products or otherwise adversely affect our manufacturing costs.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact our results of operations and cash flows.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our revenues and profitability would decline.

•	We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
* * * * *
AGCO Corporation, headquartered in Duluth, Georgia, is a global manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in more than 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 3,900 independent dealers and distributors around the world. AGCO products are distributed under the various well-known brand names AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance. In 2005, AGCO had net sales of $5.4 billion.
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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31,	December 31,
	2005	2004

ASSETS
Current Assets:
Cash and cash equivalents	$220.6	$325.6
Accounts and notes receivable, net	655.7	823.2
Inventories, net	1,062.5	1,069.4
Deferred tax assets	39.7	127.5
Other current assets	107.7	58.8

Total current assets	2,086.2	2,404.5
Property, plant and equipment, net	561.4	593.3
Investment in affiliates	164.7	114.5
Deferred tax assets	84.1	146.1
Other assets	56.6	70.1
Intangible assets, net	211.5	238.2
Goodwill	696.7	730.6

Total assets	$3,861.2	$4,297.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6.3	$6.9
Accounts payable	590.9	601.9
Accrued expenses	561.8	660.3
Other current liabilities	101.4	89.9

Total current liabilities	1,260.4	1,359.0
Long-term debt, less current portion	841.8	1,151.7
Pensions and postretirement health care benefits	241.7	247.3
Other noncurrent liabilities	101.3	116.9

Total liabilities	2,445.2	2,874.9

Stockholders’ Equity:
Common stock	0.9	0.9
Additional paid-in capital	894.7	893.2
Retained earnings	825.4	793.8
Unearned compensation	(0.1)	(0.2)
Accumulated other comprehensive loss	(304.9)	(265.3)

Total stockholders’ equity	1,416.0	1,422.4

Total liabilities and stockholders’ equity	$3,861.2	$4,297.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2005	2004
Net sales	$1,384.9	$1,534.1
Cost of goods sold	1,161.0	1,269.3

Gross profit	223.9	264.8

Selling, general and administrative expenses (includes restricted stock compensation expense of $0.1 million for each of the three months ended December 31, 2005 and 2004)	136.6	146.1
Engineering expenses	29.7	26.3
Restructuring and other infrequent income	(0.2)	(1.0)
Amortization of intangibles	4.1	4.1

Income from operations	53.7	89.3

Interest expense, net	15.3	15.2
Other expense, net	6.8	6.6

Income before income taxes and equity in net earnings of affiliates	31.6	67.5

Income tax provision	100.5	22.6

(Loss) income before equity in net earnings of affiliates	(68.9)	44.9

Equity in net earnings of affiliates	5.1	5.8

Net (loss) income	$(63.8)	$50.7

Net (loss) income per common share:
Basic	$(0.71)	$0.56

Diluted	$(0.71)	$0.52

Weighted average number of common and common equivalent shares outstanding:
Basic	90.5	90.3

Diluted	90.5	99.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Years Ended December 31,
	2005	2004
Net sales	$5,449.7	$5,273.3
Cost of goods sold	4,516.1	4,320.4

Gross profit	933.6	952.9

Selling, general and administrative expenses (includes restricted stock compensation expense of $0.4 million and $0.5 million for the years ended December 31, 2005 and 2004, respectively)	520.7	509.8
Engineering expenses	121.7	103.7
Restructuring and other infrequent expenses	—	0.1
Amortization of intangibles	16.5	15.8

Income from operations	274.7	323.5

Interest expense, net	80.0	77.0
Other expense, net	34.6	22.1

Income before income taxes and equity in net earnings of affiliates	160.1	224.4

Income tax provision	151.1	86.2

Income before equity in net earnings of affiliates	9.0	138.2

Equity in net earnings of affiliates	22.6	20.6

Net income	$31.6	$158.8

Net income per common share:
Basic	$0.35	$1.84

Diluted	$0.36	$1.71

Weighted average number of common and common equivalent shares outstanding:
Basic	90.4	86.2

Diluted	95.1	95.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Years Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$31.6	$158.8

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	89.4	84.3
Deferred debt issuance cost amortization	7.2	13.2
Amortization of intangibles	16.5	15.8
Restricted stock compensation	0.2	0.3
Equity in net earnings of affiliates, net of cash received	(14.5)	(6.1)
Deferred income tax provision	107.9	14.5
(Gain on sale) write-down of property, plant and equipment	(2.7)	0.8
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	103.6	(39.9)
Inventories, net	(42.1)	(65.1)
Other current and noncurrent assets	(22.3)	(10.5)
Accounts payable	39.8	53.2
Accrued expenses	(44.6)	38.5
Other current and noncurrent liabilities	(23.7)	8.1

Total adjustments	214.7	107.1

Net cash provided by operating activities	246.3	265.9

Cash flows from investing activities:
Purchase of property, plant and equipment	(88.4)	(78.4)
Proceeds from sales of property, plant and equipment	10.5	46.0
Sale/(purchase) of businesses, net of cash acquired	0.4	(765.7)
(Investments in) proceeds from the sale of unconsolidated affiliates	(23.4)	1.0

Net cash used in investing activities	(100.9)	(797.1)

Cash flows from financing activities:
(Payment of) proceeds from debt obligations, net	(230.9)	413.6
Payment of debt issuance costs	—	(21.1)
Proceeds from issuance of common stock	1.4	303.0

Net cash (used in) provided by financing activities	(229.5)	695.5

Effect of exchange rate changes on cash and cash equivalents	(20.9)	14.3

(Decrease) increase in cash and cash equivalents	(105.0)	178.6
Cash and cash equivalents, beginning of year	325.6	147.0

Cash and cash equivalents, end of year	$220.6	$325.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1. RESTRUCTURING AND OTHER INFREQUENT EXPENSES
     During 2005, the Company recorded restructuring and other infrequent income of approximately $0.0 million. The net charges include a $1.5 million gain on the sale of property, plant and equipment related to the completion of auctions of machinery and equipment associated with the rationalization of the Company’s Randers, Denmark combine manufacturing operations, announced in July 2004. The gain was offset by $0.8 million of employee retention payments and facility closure costs incurred associated with the Randers rationalization, as well as $0.7 million of severance costs, asset write-downs and other facility closure costs related to the rationalization of the Company’s Finnish tractor manufacturing, sales and parts operations.
     During 2004, the Company recorded restructuring and other infrequent expenses of approximately $0.1 million, primarily related to an $8.2 million write-down of property, plant and equipment associated with the Randers rationalization, $3.3 million of severance and other facility closure costs associated with the Randers rationalization, and $1.9 million of charges associated with various rationalization initiatives in Europe and the U.S. These charges were offset by a $6.9 million net gain on the sale of land, buildings and improvements associated with the Company’s Coventry, England tractor manufacturing facility, a $2.3 million gain on the sale of machinery and equipment and reserve reversals related to the Coventry closure, and a reversal of $4.1 million of a previously established provision related to the Company’s pension scheme in the U.K.
     The Company did not record a tax provision or benefit associated with the gain or charges relating to the Randers rationalization during 2005 and 2004.
2. LONG-TERM DEBT
     Long-term debt consisted of the following at December 31, 2005 and December 31, 2004 (in millions):

	December 31,	December 31,
	2005	2004
Credit facility	$401.5	$424.7
1 3/4% Convertible senior subordinated notes due 2033	201.3	201.3
9 1/2% Senior notes due 2008	—	250.0
6 7/8% Senior subordinated notes due 2014	237.0	271.1
Other long-term debt	8.3	11.5

	848.1	1,158.6
Less: Current portion of long-term debt	(6.3)	(6.9)

Total long-term debt, less current portion	$841.8	$1,151.7

     On June 23, 2005, the Company completed the redemption of its $250 million 9 1/2% senior notes due 2008. The Company redeemed the notes at a price of approximately $261.9 million, which included a premium of 4.75% over the face amount of the notes. The premium of approximately $11.9 million and the write-off of the remaining balance of deferred debt issuance costs of approximately $2.2 million, were recognized in interest expense, net during the second quarter of 2005. The funding source for the redemption was a combination of cash generated from the transfer of North American wholesale interest-bearing receivables to the Company’s U.S. and Canadian retail finance joint ventures, AGCO Finance LLC and AGCO Finance Canada, Ltd., as well as from revolving credit facility borrowings and available cash on hand (Note 4).

     On June 29, 2005, the Company completed an exchange of its $201.3 million 1 3/4% convertible senior subordinated notes, exchanging its then existing convertible notes for new notes (Note 5).
3. INVENTORIES
     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.
     Inventories at December 31, 2005 and December 31, 2004 were as follows (in millions):

	December 31,	December 31,
	2005	2004
Finished goods	$477.3	$432.5
Repair and replacement parts	310.9	313.2
Work in process	63.3	103.6
Raw materials	211.0	220.1

Inventories, net	$1,062.5	$1,069.4

4. ACCOUNTS RECEIVABLE SECURITIZATION
     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary under its United States, Canadian and European securitization facilities. Outstanding funding under these facilities totaled approximately $462.7 million at December 31, 2005 and $458.9 million at December 31, 2004. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $5.9 million and $4.3 million for the three months ended December 31, 2005 and 2004, respectively, and $22.4 million and $15.6 million for the years ended December 31, 2005 and 2004, respectively.
     During the second quarter of 2005, the Company completed an agreement to permit transferring, on an ongoing basis, the majority of its wholesale interest-bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its U.S. and Canadian retail finance joint ventures. The Company has a 49% ownership interest in these joint ventures. The transfer of the receivables is without recourse to the Company, and the Company will continue to service the receivables. The initial transfer of the wholesale interest-bearing receivables resulted in net proceeds of approximately $94 million, which were used to redeem the Company’s $250 million senior notes (Note 2). As of December 31, 2005, the balance of interest-bearing receivables transferred to AGCO Finance LLC and AGCO Finance Canada, Ltd. under this agreement was approximately $109.9 million.
5. EARNINGS PER SHARE
     During the fourth quarter of 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 04-08, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.” EITF Issue No. 04-08 requires that contingently convertible debt should be included in the calculation of diluted earnings per share using the if-converted method regardless of whether a market price trigger has been met. The Company adopted the statement during the fourth quarter of 2004 and included approximately 9.0 million additional shares of common stock that may have been issued upon conversion of the Company’s former 1 3/4% convertible senior subordinated notes in its diluted earnings per share calculation for the three months ended December 31, 2004, the year ended December 31, 2004 and for the first six months ended June 30, 2005. In addition, diluted earnings per share are required to be restated for each period that the former convertible notes were outstanding. The convertible notes were issued on December 23, 2003. As the Company is not benefiting losses in the United States for tax purposes, the interest expense associated with the convertible notes included in the diluted earnings per share calculation does not reflect a tax benefit. A reconciliation of net (loss) income and weighted average common shares outstanding for purposes of calculating basic and diluted (loss) earnings per share for the three months and years ended December 31, 2005 and 2004 is as follows (in millions, except per share amounts):

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Basic net income per share:
Net (loss) income	$(63.8)	$50.7	$31.6	$158.8

Weighted average number of common shares outstanding	90.5	90.3	90.4	86.2

Basic net (loss) income per share	$(0.71)	$0.56	$0.35	$1.84

Diluted net (loss) income per share:
Net (loss) income	$(63.8)	$50.7	$31.6	$158.8
After-tax interest expense on contingently convertible senior subordinated notes	—	1.1	2.3	4.6

Net (loss) income for purposes of computing diluted net income per share	$(63.8)	$51.8	$33.9	$163.4

Weighted average number of common shares outstanding	90.5	90.3	90.4	86.2
Dilutive stock options and restricted stock awards	—	0.4	0.3	0.4
Weighted average assumed conversion of contingently convertible senior subordinated notes	—	9.0	4.4	9.0

Weighted average number of common and common share equivalents outstanding for purposes of computing diluted earnings per share	90.5	99.7	95.1	95.6

Diluted net (loss) income per share	$(0.71)	$0.52	$0.36	$1.71

     On June 29, 2005, the Company completed an exchange of its $201.3 million aggregate principal amount of 1 3/4% convertible senior subordinated notes. AGCO exchanged substantially all of its existing convertible notes for new notes which provide for (i) the settlement upon conversion in cash up to the principal amount of the converted new notes with any excess conversion value settled in shares of AGCO common stock, and (ii) the conversion rate to be increased under certain circumstances if the new notes are converted in connection with certain change of control transactions occurring prior to December 10, 2010, but otherwise are substantially the same as the old notes. The impact of the exchange resulted in an initial reduction in the diluted weighted average shares outstanding of approximately 9.0 million shares. In the future, dilution of weighted shares outstanding will depend on the Company’s stock price once the market price trigger or other specified conversion circumstances have been met (Note 2).
6. SEGMENT REPORTING
     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2005 and 2004 are as follows (in millions):

Three Months Ended	North	South	Europe/Africa	Asia/
December 31,	America	America	/Middle East	Pacific	Consolidated
2005
Net sales	$399.6	$143.0	$787.8	$54.5	$1,384.9
(Loss) income from operations	(7.0)	1.4	65.5	9.7	69.6

2004
Net sales	$398.5	$194.5	$889.4	$51.7	$1,534.1
Income from operations	2.9	23.0	70.7	8.5	105.1

Years Ended	North	South	Europe/Africa	Asia/
December 31,	America	America	/Middle East	Pacific	Consolidated
2005
Net sales	$1,607.8	$648.5	$2,988.7	$204.7	$5,449.7
Income from operations	17.1	37.8	242.5	35.0	332.4

2004
Net sales	$1,412.5	$796.8	$2,873.0	$191.0	$5,273.3
Income from operations	32.2	127.0	186.8	32.9	378.9
     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Segment income from operations	$69.6	$105.1	$332.4	$378.9
Corporate expenses	(11.9)	(12.6)	(40.8)	(39.0)
Restricted stock compensation expense	(0.1)	(0.1)	(0.4)	(0.5)
Restructuring and other infrequent income (expenses)	0.2	1.0	—	(0.1)
Amortization of intangibles	(4.1)	(4.1)	(16.5)	(15.8)

Consolidated income from operations	$53.7	$89.3	$274.7	$323.5